For Immediate Release

Goldfield Announces First Quarter Results

MELBOURNE, Florida, May 13, 2005 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced its first quarter earnings results for 2005.

For the three month period ended March 31, 2005, as compared to the like period in 2004, the company's revenues decreased 32.9 percent to $8,231,473 from $12,260,705; income from continuing operations, before income taxes was $240,814, compared to $1,399,944; net income from continuing operations was $149,304, or 1 cent per share, compared with net income of $839,170, or 3 cents per share; and net income (including discontinued operations) was $136,552, or 1 cent per share, compared to $839,170, or 3 cents per share.

In commenting on the first quarter results, John H. Sottile, president of Goldfield, said "Electrical construction results were solid, although not up to the record level of last year's first quarter." Mr. Sottile also noted that "The contribution of the real estate development operation was adversely affected in this year's first quarter by the timing of the flow of real estate projects. Two new large projects are just now coming on stream. The backlog for real estate development operations at March 31, 2005 was approximately $10,495,000, compared to $900,000 at the same point last year. This backlog assumes settlement of existing sales contracts from the Oak Park project, which recently commenced construction, but does not include any amount from the substantially larger initial-phase of the Pineapple House project. Goldfield expects to complete and deliver to buyers in 2005 all backlog reflected at March 31."

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information

Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,
	2005	2004

Revenue
Electrical construction	$ 7,100,316	$ 9,271,934
Real estate development	1,131,157	2,988,771
Total revenue	8,231,473	12,260,705

Costs and expenses
Electrical construction	5,917,573	7,548,274
Real estate development	692,452	2,075,029
Depreciation and amortization	625,731	486,520
Selling, general and administrative	750,778	764,494
Total costs and expenses	7,986,534	10,874,317

Other income (expense), net
Interest income	28,458	20,575
Interest expense, net	(32,986)	(6,499)
Loss on sale of property and equipment	(1,486)	(1,115)
Other	1,889	595
Total other income (expense), net	(4,125)	13,556

Income from continuing operations
before income taxes	240,814	1,399,944

Income taxes	91,510	560,774

Income from continuing operations	149,304	839,170

Loss from discontinued operations	(12,752)	-

Net income	$ 136,552	$ 839,170

Earnings per share of common stock -
basic and diluted
Continuing operations	$ 0.01	$ 0.03
Discontinued operations	-	-
Net income	$ 0.01	$ 0.03

Weighted average common shares and
equivalents used in the calculations
of earnings per share
Basic	25,833,696	26,301,631
Diluted	25,867,275	26,352,967

May 13, 2005